Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date by and among SILICON VALLEY BANK, a California corporation (“Bank”), COMVERGE, INC., a Delaware corporation (“Comverge”), ENERWISE GLOBAL TECHNOLOGIES, INC., a Delaware corporation (“Enerwise”), COMVERGE GIANTS, INC., a Delaware corporation (“Giants”), PUBLIC ENERGY SOLUTIONS, LLC, a Delaware limited liability company (“PES”) PUBLIC ENERGY SOLUTIONS NY, LLC, a Delaware limited liability company (“PES-NY”) and CLEAN POWER MARKETS, INC., a Pennsylvania corporation (“CPM”) (each of Comverge, Enerwise, Giants, PES, PES-NY and CPM are hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”) provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1       Promise to Pay. Each Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1	Revolving Advances.

(a)        Availability. Subject to the terms and conditions of this Agreement, (i) during each Non-Formula Period, Bank shall make Advances not exceeding the Revolving Loan Committed Amount and (ii) at all other times, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Loan Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)        Termination; Repayment. The Revolving Loan terminates on the Revolving Loan Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Loan shall be immediately due and payable.

2.1.2	Letters of Credit Sublimit.

(a)      As part of the Revolving Loan, Bank shall issue or have issued Letters of Credit for each Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Loan. The aggregate amount available to be used for the issuance of Letters of Credit may not exceed (i) during each Non-Formula Period, the Revolving Loan Committed Amount, minus the outstanding principal amount of any Advances, minus the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and (ii) at all other times, the Availability Amount. If, on the Revolving Loan Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for any Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for any Borrower’s account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)        The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)        Borrowers may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)        To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Loan in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Loan shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3	Term Loan.

(a)        Availability. Subject to the satisfaction of the terms and conditions of this Agreement, Bank shall make term loan advances (each a “Term Loan Advance”) available to Borrowers in an amount not to exceed the Term Loan Amount on the Effective Date through and including the Term Loan Commitment Termination Date. Each Term Loan Advance must be in an amount of not less than Five Hundred Thousand Dollars ($500,000).

(b)        Repayment. Borrowers shall repay each Term Loan Advance as follows: (i) Borrowers shall make monthly payments of interest only commencing on the first (1st) calendar day of the month following a Funding Date with respect to a Term Loan Advance and continuing on the first (1st) day of each month thereafter until the Term Loan Commitment Termination Date; and (ii) commencing on the Term Loan Conversion Date and continuing on the first (1st) day of each month thereafter through the Repayment Period, Borrowers shall make equal monthly payments of principal in an amount equal to one sixtieth (1/60) of the original principal amount of such Term Loan Advance, plus accrued interest (each a “Term Loan Payment”). Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

(c)        Voluntary Prepayment. At Borrowers’ option, so long as an Event of Default has not occurred and is not continuing, Borrowers shall have the option to prepay all, but not less than all, of the Term Loan Amount advanced by Bank under this Agreement, provided Borrowers (i) provide written notice to Bank of its election to exercise to prepay the Term Loan at least ten (10) days prior to such prepayment, and (ii) pay, on the date of the prepayment: (A) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (B) all unpaid principal with respect to the Term Loan; (C) the Term Loan Termination Fee; and (D) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement. The Term Loan Termination Fee, if not paid on the date of prepayment of the Term Loan in accordance with this Section 2.1.3 (c), shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

(d)        Mandatory Prepayment. If the Term Loan becomes due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrowers shall pay to Bank on the date that the Term Loan becomes due and payable according to the terms hereof (i) all accrued and unpaid interest with respect to the Term Loan, (ii) all unpaid principal with respect to the Term Loan, (iii) the Term Loan Termination Fee and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.2	Overadvances.

If, at any time, the sum of 2.1.2.1 the outstanding principal amount of all Advances plus 2.1.2.2 the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) exceeds the amount permitted to be outstanding pursuant to Section 2.1 above, Borrowers shall immediately pay to Bank in cash such excess.

2.2	General Provisions Relating to Advances and Term Loan Advances.

(a)        Advances. Each Advance shall, at Borrowers’ option, in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided, that, in no event shall Borrowers maintain at any time LIBOR Advances having more than two (2) different Revolving Loan Interest Periods. Borrowers shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.4(a)(i).

(b)        Term Loan Advances. Each Term Loan Advance shall, at Borrowers’ option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Term Loan Advance or a LIBOR Term Loan Advance.

2.4	Payment of Interest on the Credit Extensions.

(a)        Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(i)        Advances. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to either the (A) Prime Rate plus the Prime Rate Advance Margin or (B) LIBOR Advance Rate plus the LIBOR Rate Advance Margin, as the case may be. On and after the expiration of any Revolving Loan Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (4.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Revolving Loan Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Loan Maturity Date.

(ii)        Term Loan Advances. Each Term Loan Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to either the (A) Prime Rate plus the Prime Rate Term Loan Margin or (B) LIBOR Term Loan Rate plus the LIBOR Rate Term Loan Margin, as the case may be. On and after the expiration of any Term Loan Interest Period applicable to any LIBOR Term Loan Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Term Loan Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (4.00%). Pursuant to the terms hereof, interest on each Term Loan Advance shall be paid in arrears on each Term Loan Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Term Loan Advance pursuant to this Agreement for the portion of any Term Loan Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Term Loan Advances shall be due and payable on the Term Loan Maturity Date.

(b)        Default Interest. Except as otherwise provided in Sections 2.4(a)(i) and 2.4(a)(ii), after an Event of Default, Obligations shall bear interest at five percent (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)        Prime Rate Advances; Prime Rate Term Loan Advances. Each change in the interest rate of either a Prime Rate Advance or a Prime Rate Term Loan Advance based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrowers prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrowers with notice hereunder shall not affect Bank’s right to make changes in the interest rate of either a Prime Rate Advance or the Prime Rate Term Loan Advance based on changes in the Prime Rate.

(d)        LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6(a) and 3.7, such rate shall apply during the entire Revolving Loan Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Revolving Loan Interest Payment Date applicable to such LIBOR Advance.

(e)        LIBOR Term Loan Advances. The interest rate applicable to each LIBOR Term Loan Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6(a) and 3.7, such rate shall apply during the entire Term Loan Interest Period applicable to such LIBOR Term Loan Advance, and interest calculated thereon shall be payable on the Term Loan Interest Payment Date applicable to such LIBOR Term Loan Advance.

(f)        Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrowers owe Bank under the Loan Documents, when due. These debits shall not constitute a set-off.

2.5	Fees.

Borrowers shall pay to Bank:

(a)	Commitment Fees.

(i)        Revolving Loan. A fully earned, non-refundable commitment fee equal to (A) Fifty Thousand Dollars ($50,000), on the Effective Date, and (B) Twenty-Five Thousand Dollars ($25,000), on the first and second anniversary of the Effective Date; and

(ii)        Term Loan. A fully earned, non-refundable commitment of $150,000, on the Effective Date;

(b)        Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including without limitation, a Letter of Credit Fee of one and one half of one percent (1.50%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;

(c)        Unused Revolving Loan Facility Fee. A fee (the “Unused Revolving Loan Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Loan, as determined by Bank. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Loan Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(d)        Term Loan Termination Fee. The Term Loan Termination Fee when due pursuant to the terms of Sections 2.1.3(c) and 2.1.3(d); and

(e)        Bank Expenses. All Bank Expenses incurred through and after the Effective Date, when due.

3	CONDITIONS OF LOANS

3.1	Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrowers shall consent to or shall have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)	duly executed original signatures to the Loan Documents to which it is a party;
(b)	duly executed original signatures to the Control Agreements;

(c)        the Operating Documents and a good standing certificate of each Borrower certified by each respective Secretary of State of each Borrower’s respective jurisdiction of formation as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)        duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)	duly executed original signatures to the IP Agreements;

(f)        duly executed original signatures to the Stock Pledge Agreements and undated Stock Powers, in blank;

(g)	duly executed original signatures to the Membership Pledge Agreements;

(h)        certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i)	the Perfection Certificates executed by each Borrower;

(j)        the duly executed original signatures to each Guaranty Agreement together with the completed Borrowing Resolutions for each Guarantor;

(k)        evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(l)	payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2	Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)	for any Advance, timely receipt of a Notice of Borrowing;
(b)	for any Term Loan Advance, timely receipt of a Notice of Borrowing;

(c)        the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d)	in Bank’s reasonable discretion, there has not been a Material Adverse Change.

3.3	Covenant to Deliver.

Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Each Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of each Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4	Procedures for Borrowing.

(a)        Subject to the prior satisfaction of all other applicable conditions to the making of an Advance or a Term Loan Advance set forth in this Agreement, each Advance and each Term Loan Advance shall be made upon Borrowers’ irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrowers or his or her designee or without instructions if the Advances and/or Term Loan Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrowers will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of a LIBOR Advance or a LIBOR Term Loan Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance or a Prime Rate Term Loan Advance, specifying, as applicable:

(i)	the amount of the Advance and/or Term Loan Advance;
(ii)	the requested Funding Date;

(iii)       whether the Advance is to be comprised of a LIBOR Advance or a Prime Rate Advance;

(iv)       whether the Term Loan Advance is to be comprised of a LIBOR Term Loan Advance or a Prime Rate Term Loan Advance; and

(v)        the duration of the Revolving Loan Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Revolving Loan Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

(b)        The proceeds of all such Advances and Term Loan Advances will then be made available to Borrowers on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrowers may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrowers, and no interest shall accrue on any such Advance or Term Loan Advance, until the related funds have been deposited in the Designated Deposit Account.

3.5	Conversion and Continuation Election.

3.5.1	Advances.

(a)        So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrowers shall have complied with such customary procedures as Bank has established from time to time for Borrowers’ requests for LIBOR Advances, Borrowers may, upon irrevocable written notice to Bank:

(1)        elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2)        elect to continue on any Revolving Loan Interest Payment Date any LIBOR Advances maturing on such Revolving Loan Interest Payment Date; or

(3)        elect to convert on any Revolving Loan Interest Payment Date any LIBOR Advances maturing on such Revolving Loan Interest Payment Date into Prime Rate Advances.

(b)        Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 hereof to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1)	proposed Conversion Date or Continuation Date;
(2)	aggregate amount of the Advances to be converted or continued;
(3)	nature of the proposed conversion or continuation; and
(4)	duration of the requested Revolving Loan Interest Period.

(c)        If upon the expiration of any Revolving Loan Interest Period applicable to any LIBOR Advances, Borrowers shall have timely failed to select a new Revolving Loan Interest Period to be applicable to such LIBOR Advances, Borrowers shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d)        Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of a Revolving Loan Interest Period shall at any time during such Revolving Loan Interest Period exceed the Revolving Loan. Borrowers agree to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrowers maintain with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

3.5.2	Term Loan Advances.

(a)        So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrowers shall have complied with such customary procedures as Bank has established from time to time for Borrowers’ requests for LIBOR Term Loan Advances, Borrowers may, upon irrevocable written notice to Bank:

(1)        elect to convert on any Business Day, Prime Rate Term Loan Advances into LIBOR Term Loan Advances;

(2)        elect to continue on any Term Loan Interest Payment Date any LIBOR Term Loan Advances maturing on such Term Loan Interest Payment Date; or

(3)        elect to convert on any Term Loan Interest Payment Date any LIBOR Term Loan Advances maturing on such Term Loan Interest Payment Date into Prime Rate Term Loan Advances.

(b)        Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 hereof to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Term Loan Advances are to be converted into or continued as LIBOR Term Loan Advances; and (ii) on the Conversion Date, if any Term Loan Advances are to be converted into Prime Rate Term Loan Advances, in each case specifying the:

(1)	proposed Conversion Date or Continuation Date;
(2)	aggregate amount of the Term Loan Advances to be converted or continued;
(3)	nature of the proposed conversion or continuation; and
(4)	duration of the requested Term Loan Interest Period.

(c)        If upon the expiration of any Term Loan Interest Period applicable to any LIBOR Term Loan Advances, Borrowers shall have timely failed to select a new Term Loan Interest Period to be applicable to such LIBOR Term Loan Advances, Borrowers shall be deemed to have elected to convert such LIBOR Term Loan Advances into Prime Rate Term Loan Advances.

(d)        Any LIBOR Term Loan Advances shall, at Bank’s option, convert into Prime Rate Term Loan Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Term Loan Advances which have been previously converted to LIBOR Term Loan Advances, or the aggregate principal amount of existing LIBOR Term Loan Advances continued, as the case may be, at the beginning of a Term Loan Interest Period shall at any time during such Term Loan Interest Period exceed the Term Loan Amount. Borrowers agree to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrowers maintain with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Term Loan Advances to Prime Rate Term Loan Advances pursuant to any of the foregoing.

3.5.3	LIBOR Market.

Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances or any LIBOR Term Loan Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances or LIBOR Term Loan Advances.

3.6	Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to (i) LIBOR Advances and (ii) LIBOR Term Loan Advances as to the matters covered:

(a)        Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to any LIBOR Advance or LIBOR Term Loan Advance for which an interest rate is then being determined for the applicable Revolving Loan Interest Period or Term Loan Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers.

(b)        Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance or LIBOR Term Loan Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance or Term Loan Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrowers of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrowers that the circumstances giving rise to such notice no longer exist, (ii) no Term Loan Advances may be made as, or converted to, LIBOR Term Loan Advances until such time as Bank notifies Borrowers that the circumstances giving rise to such notice no longer exist and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to any Advances or Term Loan Advances in respect of which such determination was made shall be deemed to be rescinded by Borrowers.

(c)        Compensation for Breakage or Non-Commencement of Revolving Loan Interest Periods and Term Loan Interest Periods. Borrowers shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances, LIBOR Term Loan Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances or LIBOR Term Loan Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) a borrowing or a conversion to or continuation of any LIBOR Advance or LIBOR Term Loan Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances or LIBOR Term Loan Advances occurs on a date prior to the last day of a Revolving Loan Interest Period or Term Loan Interest Period as applicable to that Advance or Term Loan Advance.

(d)        Assumptions Concerning Funding of LIBOR Advances and LIBOR Term Loan Advances. Calculation of all amounts payable to Bank under Section 3.4 and under this Section 3.6 shall be made as though Bank had actually funded each of its relevant LIBOR Advances and LIBOR Term Loan Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance or LIBOR Term Loan Advance and having a maturity comparable to the applicable relevant Revolving Loan Interest Period or Term Loan Interest Period; provided, however, that Bank may fund each of its LIBOR Advances and LIBOR Term Loan Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 3.4 and under this Section 3.6.

(e)        LIBOR Advances After Event of Default. During the continuance of an Event of Default, (i) Borrowers may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Revolving Loan Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrowers with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrowers and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

(f)        LIBOR Term Loan Advances After Event of Default. During the continuance of an Event of Default, (i) Borrowers may not elect to have a Term Loan Advance be made or continued as, or converted to, a LIBOR Term Loan Advance after the expiration of any Term Loan Interest Period then in effect for such Term Loan Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrowers with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrowers and be deemed a request to convert or continue Term Loan Advances referred to therein as Prime Rate Term Loan Advances.

3.7       Additional Requirements/Provisions Regarding LIBOR Advances and LIBOR Term Loan Advances.

(a)        If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance or a LIBOR Term Loan Advance prior to the last day of the applicable Revolving Loan Interest Period for such Advance or Term Loan Interest Period for such Term Loan Advance, Borrowers shall immediately notify Borrowers’ account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such applicable Revolving Loan Interest Period or Term Loan Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such applicable Revolving Loan Interest Period or Term Loan Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b)        Borrowers shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances or any Term Loan Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)        changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances or Term Loan Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)        imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances, Term Loan Advances or any deposits referred to in the definition of LIBOR); or

(iii)       imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrowers of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrowers with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or Term Loan Advances, of making or maintaining Advances or Term Loan Advances, or on amounts receivable by it in respect of Advances or Term Loan Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)        If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7 (c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d)        If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances or LIBOR Term Loan Advances for periods equal to the corresponding applicable Revolving Loan Interest Periods or Term Loan Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances or LIBOR Term Loan Advances, then Bank shall promptly give notice thereof to Borrowers. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances or LIBOR Term Loan Advances shall terminate; provided, however, Advances and Term Loan Advances shall not terminate if Bank and Borrowers agree in writing to a different interest rate applicable to LIBOR Advances and/or LIBOR Term Loan Advances.

(e)        If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances or LIBOR Term Loan Advances, or to perform its obligations hereunder, upon demand by Bank, Borrowers shall prepay the Advances and Term Loan Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance or LIBOR Term Loan Advance then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or Prime Rate Term Loan Advance or to have outstanding Advances or Term Loan Advances converted into or continued as Prime Rate Advances or Prime Rate Term Loan Advances, as applicable, by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4	CREATION OF SECURITY INTEREST.

4.1	Grant of Security Interest.

Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.

4.2	Authorization to File Financing Statements.

Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1	Due Organization, Authorization; Power and Authority.

Each Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate, entitled “Perfection Certificate”. Each Borrower represents and warrants to Bank that 5.2.1.1 such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; 5.2.1.2 such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; 5.2.1.3 the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; 5.2.1.4 the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); 5.2.1.5 except as set forth in the Perfection Certificate, such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and 5.2.1.6 all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that each Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not 5.2.1.6.1 conflict with any of any Borrower’s organizational documents, 5.2.1.6.2 contravene, conflict with, constitute a default under or violate any material Requirement of Law, 5.2.1.6.3 contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, 5.2.1.6.4 require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or 5.2.1.6.5 constitute an event of default under any material agreement by which any Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of the Borrowers taken as a whole.

5.2	Collateral.

Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrowers have no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrowers have given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that any Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000) to a bailee, then such Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

Each Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrowers’ knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of the Borrowers taken as a whole. Except as noted on the Perfection Certificate, each Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which any Borrower is the licensee (a) that prohibits or otherwise restricts any Borrower from granting a security interest in Borrowers’ interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrowers shall provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrowers shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.3	Accounts Receivable.

For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing any Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has any knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms subject to bankruptcy, insolvency and other similar laws and general equitable principles.

5.4	Litigation.

Except for those actions or proceedings for which Borrowers have provided Bank written notice in accordance with Section 6.2(a)(v), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of Borrowers as a whole.

5.5	No Material Deviation in Financial Statements.

The financial statements for the Borrower and any of their Subsidiaries delivered to Bank fairly present in all material respects the consolidated financial condition and consolidated results of operations of the Borrowers taken as a whole. There has not been any material deterioration in the consolidated financial condition of the Borrowers taken as a whole since the date of the most recent financial statements submitted to Bank.

5.6	Solvency.

The fair salable value of the assets of the Borrowers (including goodwill minus disposition costs) taken as a whole exceeds the fair value of the liabilities of the Borrowers taken as a whole.

5.7	Regulatory Compliance.

No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither any Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of the Borrowers taken as a whole. None of any Borrower’s or any of its Subsidiaries’ properties or assets has been used by any Borrower or any Subsidiary or, to the best of each Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8	Subsidiaries; Investments.

No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9	Tax Returns and Payments; Pension Contributions.

Each Borrower has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any Borrower. Each Borrower may defer payment of any contested taxes, provided that such Borrower 5.2.1.7 in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, 5.2.1.8 notifies Bank in writing of the commencement of, and any material development in, the proceedings, 5.2.1.9 posts bonds or takes any other steps, if any, required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Borrower is unaware of any claims or adjustments proposed for any of Borrowers’ prior tax years which could result in additional taxes becoming due and payable by Borrowers. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Borrower has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10	Use of Proceeds.

Borrowers shall use the proceeds of the Revolving Loan solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes and shall use the proceeds of the Term Loan solely to payoff the Convertible Notes Payable.

5.11	Full Disclosure.

No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by any Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12	Dormant Subsidiaries.

Comverge Control Systems, LTD (“Comverge Control”) (a) is an Israeli corporation, (b) is a wholly owned Subsidiary of Comverge, (c) conducts no material business and has no plans to in the future conduct any material business, activities or operations, and (d) does not own, possess or maintain any material assets or property. Before Comverge Control conducts any material business of any kind or owns, possesses or maintains any material assets or property, Borrowers shall provide Bank with (a) prior written notice, (b) a Guaranty Agreement duly executed by Comverge Control in favor of Bank, (c) duly executed Resolutions to Guaranty, and (d) a Stock Pledge Agreement duly executed by Comverge pledging the Shares of Comverge Control in favor of Bank, with undated Stock Powers, in blank.

6	AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1	Government Compliance.

(a)        Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of Comverge, Enerwise or PES or on the business or operations of the Borrowers taken as a whole. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on any Borrower’s business.

(b)        Obtain all of the Governmental Approvals necessary for the performance by each Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.

6.2	Financial Statements, Reports, Certificates.

(a)        Deliver to Bank: 6 as soon as available, but no later than thirty (30) days after the last day of each month, a Borrower prepared consolidated balance sheet and income statement covering Borrowers’ consolidated operations for such month certified by a Responsible Officer and in a form similar to those provided to the Bank prior to the Effective Date; 7 as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a Borrower prepared consolidated balance sheet and income statement covering Borrowers’ consolidated operations for such fiscal quarter certified by a Responsible Officer and in a form similar to those provided to the Bank prior to the Effective Date; 8as soon as available, but no later than ninety (90) days after the last day of each Borrower’s fiscal year, audited consolidated financial statements of Comverge prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; 9 within five (5) days of delivery, copies of all statements, reports and notices made available to any Borrower’s security holders or to any holders of Subordinated Debt (iv) in the event that any Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on such Borrower’s or another website on the Internet; 10 a prompt report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of Borrowers as a whole; 11 prompt notice of an event that materially and adversely affects the value of the intellectual property; and 12 budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

(b)        At all times, other than a Non-Formula Period, within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with 13 aged listings of accounts receivable and accounts payable (by invoice date).

(c)        Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(d)        Allow Bank to audit each Borrower’s Collateral at Borrowers’ expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The initial audit shall be conducted within ninety (90) days of the Effective Date. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses, not to exceed Eight Thousand Dollars ($8,000) per annual audit of the Borrowers’ Collateral.

6.3	Inventory; Returns.

Keep all Inventory in good and marketable condition, free from material defects, to the extent that the failure to do so could result in a Material Adverse Change. Returns and allowances between each Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date. Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims which, if adversely determined, could reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of Borrowers as a whole.

6.4	Taxes; Pensions.

Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5	Insurance.

Keep its business and the Collateral insured for risks and in amounts standard for companies in each Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in its reasonable discretion. Bank hereby confirms that each Borrower’s insurance in effect on the Effective Date is acceptable to Bank as of the Effective Date. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations; provided, however, that to the extent that a portion of any such proceeds relate to claims involving AER, such portion shall not be payable to Bank on account of the Obligations. If any Borrower fails to obtain insurance as required under this Section 6.5or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6	Operating Accounts.

(a)        Maintain operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates which accounts shall represent at least 80% of the dollar value of Borrowers’ accounts at all financial institutions, excluding Cash Collateral held at other financial institutions used to secure letters of credit or cash held as lease deposits.

(b)        Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Borrower at any time maintains (excluding Cash Collateral held at other financial institutions used to secure letters of credit or cash held as lease deposits so long as the foregoing are permitted under this Agreement), such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s employees and identified to Bank by any Borrower as such.

6.7	Financial Covenants.

Borrowers shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrowers:

(a)	Quick Ratio. A Quick Ratio of at least 1.15 to 1.00.

(b)        Tangible Net Worth. Maintain, measured as of the end of each fiscal quarter during the following periods, a Tangible Net Worth of at least the following:

Period	Minimum Tangible Net Worth
Quarter ending December 31, 2008	$35,000,000 plus the Applicable Equity Proceeds
Quarter ending March 31, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending June 30, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending September 30, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending December 31, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending March 31, 2010 and each quarter thereafter	$27,000,000 plus the Applicable Equity Proceeds

6.8	Protection and Registration of Intellectual Property Rights.

Each Borrower shall: (c) protect, defend and maintain the validity and enforceability of its intellectual property; (d) promptly advise Bank in writing of material infringements of its intellectual property; and (e) not allow any intellectual property material to any Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If any Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If any Borrower decides to register any copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright

Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Each Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.9	Litigation Cooperation.

From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Borrower and its officers, employees and agents and Borrowers’ books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrowers.

6.10	Further Assurances.

Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of any Borrower or any of its Subsidiaries.

7	NEGATIVE COVENANTS

No Borrower shall do any of the following without Bank’s prior written consent:

7.1	Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (f) in the ordinary course of business; for reasonably equivalent consideration; (g) of worn-out or obsolete Equipment; (h) in connection with Permitted Liens and Permitted Investments; (i) of non-exclusive licenses for the use of the property of any Borrower or any of its Subsidiaries in the ordinary course of business; and (e) so long as an Event of Default has not occurred and is not continuing, of cash to the holders of the Convertible Notes Payable as repayment of such Convertible Notes Payable.

7.2	Changes in Business, Management, Ownership, or Business Locations.

(a)        Engage in any material line of business other those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any business reasonably related, complementary or incidental thereto or reasonable extensions thereof; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of any Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of such Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of such Borrower’s equity securities in a public offering or to venture capital investors so long as such Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). No Borrower shall, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in such Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into any Borrower, and a Borrower may merge or consolidate into another Borrower.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Borrower’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6	Maintenance of Collateral Accounts.

Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7	Distributions; Investments.

(a)        Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its capital stock other than Permitted Distributions; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8	Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower, except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9	Subordinated Debt.

(a)        Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or 7.5.1.1 amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10	Compliance.

Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of the Borrowers taken as a whole, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1	Payment Default.

Any Borrower fails to 8.5.1.1 make any payment of principal or interest on any Credit Extension on its due date, or 8.5.1.2 pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Loan Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a)        Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, or 6.7, or violates any covenant in Section 7; or

(b)        Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by any Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in Section 8.2(a) above;

8.3	Material Adverse Change.

A Material Adverse Change occurs;

8.4	Attachment; Levy; Restraint on Business.

(a) (i)The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under control of such Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or 99.5.1.1.110 a notice of lien, levy, or assessment is filed against any of any Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b)(i)any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or 1111.5.1.1.1 any court order enjoins, restrains, or prevents any Borrower from conducting any part of its business;

8.5	Insolvency

(a)        Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; 11.5.1.2 any Borrower begins an Insolvency Proceeding; or 11.5.1.3 an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

There is a default in any agreement to which any Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could have a material adverse effect on the business of Comverge, Enerwise or PES or on the business of the Borrowers taken as a whole, or on the business of any Guarantor;

8.7	Judgments.

One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8	Misrepresentations.

Any Borrower or any Person acting for any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9	Subordinated Debt.

A default or breach occurs under any agreement between any Borrower and any creditor of any Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10	Guaranty.

(a)        Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7 or 8.8, occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor.

8.11	Governmental Approvals.

Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a material adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of any Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)        declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)        stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Borrower and Bank;

(c)        demand that any Borrower 12 deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and such Borrower shall forthwith deposit and pay such amounts, and 13 pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)        settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)        make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)        apply to the Obligations any 14 balances and deposits of any Borrower it holds, or 15 any amount held by Bank owing to or for the credit or the account of any Borrower;

(g)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)        place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)	demand and receive possession of each Borrower’s Books; and

(j)        exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2	Power of Attorney.

Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: 15.5.1.1 endorse each Borrower’s name on any checks or other forms of payment or security; 15.5.1.2 sign each Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; 15.5.1.3 settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; 15.5.1.4 make, settle, and adjust all claims under Borrowers’ insurance policies; 15.5.1.5 pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and 15.5.1.6 transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign each Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Protective Payments.

If any Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4	Application of Payments and Proceeds.

Borrowers shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrowers’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5	Bank’s Liability for Collateral.

So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: 15.5.1.7 the safekeeping of the Collateral; 15.5.1.8 any loss or damage to the Collateral; 15.5.1.9 any diminution in the value of the Collateral; or 15.5.1.10 any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6	No Waiver; Remedies Cumulative.

Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7	Demand Waiver.

Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which any Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: 15.5.1.11 upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; 15.5.1.12 upon transmission, when sent by electronic mail or facsimile transmission; 15.5.1.13 one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or 15.5.1.14 when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Comverge, Inc.

3950 Shackleford Road

Suite 400

Duluth, Georgia 33096

Attn: Mr. Dan Pfeffer

Fax: (770) 696-7665

email: dpfeffer@comverge.com

If to Bank:	Silicon Valley Bank

3353 Peachtree Road, N.E.

Suite M-10

Atlanta, Georgia 30326

Attn: Mr. Andrew Rico

Fax: (404) 467-4467

Email: arico@svbank.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Georgia law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the State of Georgia; provided, however, that if for any reason Bank cannot avail itself of such courts in the State of Georgia, each Borrower accept jurisdiction of the courts and venue in Santa Clara County, California; provided, further, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2	Indemnification.

Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: 15.5.1.15 all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and 15.5.1.16 all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and any Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3	Time of Essence.

Time is of the essence for the performance of all Obligations in this Agreement.

12.4	Severability of Provisions.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Correction of Loan Documents.

Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6	Amendments in Writing; Integration.

All amendments to this Agreement must be in writing and signed by both Bank and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8	Survival.

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of each Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9	Confidentiality.

In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: 15.5.1.17 to Bank’s Subsidiaries or Affiliates; 15.5.1.18 to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); 15.5.1.19 as required by law, regulation, subpoena, or other order; 15.5.1.20 to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; 15.5.1.21 as Bank considers appropriate in exercising remedies under the Loan Documents; and 15.5.1.22 to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: 15.5.1.22.1 is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or 15.5.1.22.2 is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose any Borrower’s identity or the identity of any person associated with any Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11    Joint Liability. Each Person included in the term “Borrowers” hereby covenants and agrees with Bank as follows:

(a)        The Obligations include all present and future indebtedness, duties, obligations, and liabilities under the Loan Documents, whether now existing or contemplated or hereafter arising, of any one or more of the Borrowers.

(b)        Reference in this Agreement and the other Loan Documents to the “Borrowers” or otherwise with respect to any one or more of the Persons now or hereafter included in the definition of “Borrowers” shall mean each and every such Person and any one or more of such Persons, jointly and severally, unless the context requires otherwise.

(c)        Each Person included in the term “Borrowers” in the discretion of its respective management is to agree among themselves as to the allocation of the benefits of the proceeds of the Credit Extensions, provided, however, that each such Person shall be deemed to have represented and warranted to Bank at the time of allocation that each benefit and use of proceeds is permitted under this Agreement.

(d)        Bank assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations by any one or more of the Persons included in the term “Borrowers” in connection with any Credit Extension or any other transaction in connection with the provisions of this Agreement.

12.12    Inter-Company Debt, Contribution. Without implying any limitation on the joint and several nature of the Obligations, Bank agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term “Borrowers” may create reasonable inter-company indebtedness between or among the Persons included in the term “Borrowers” with respect to the allocation of the benefits and proceeds of the Credit Extensions under this Agreement. The Persons included in the term “Borrowers” agree among themselves, and Bank consents to that agreement, that each such Person shall have rights of contribution from all of such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Credit Extensions received by, or allocated to such Person. All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term “Borrowers” to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each Person included in the term “Borrowers” agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Person included in the term “Borrowers” hereby waives all rights of counter claim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. No Person included in the term “Borrowers” shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security.

12.13    Borrowers are Integrated Group. Each Person included in the term “Borrowers” hereby represents and warrants to Bank that each of them will derive benefits, directly and indirectly, from each Credit Extension, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the Credit Extensions provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual loan arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the Credit Extensions.

12.14    Primary Obligations. The obligations and liabilities of each Person included in the term “Borrowers” shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Borrowers”, Bank and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Bank of any remedies it may have against Persons included in the term “Borrowers” with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, Bank shall not be required to make any demand upon any of the Persons included in the term “Borrowers”, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Borrowers” or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term “Borrowers”, either in the same action, if any, brought against any one or more of the Persons included in the term “Borrowers” or in separate actions or proceedings, as often as Bank may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Borrowers”, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Borrowers”, in their respective capacities as borrowers and guarantors under this Agreement, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of any other Borrower under this Agreement in any manner whatsoever, and this Agreement shall remain and continue in full force and effect. It is the intent and purpose of this Agreement that each Person included in the term “Borrowers” shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term “Borrowers” agree that they shall be liable for the full amount of the obligations and liabilities under this Agreement regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term “Borrowers”, any other guarantor or any other obligor under any of the Loan Documents, that may result from any such proceedings.

13	DEFINITIONS

13.1	Definitions.

As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.7(b).

“Advance” or “Advances” means an advance (or advances) under the Revolving Loan.

“AER” means Alternative Energy Resources, Inc., a Delaware corporation.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Equity Proceeds” means an amount equal to fifty percent (50%) of all proceeds received by Borrowers from the sale of equity securities by any Borrower after the Effective Date.

“Availability Amount” is (a) the lesser of (i) the Revolving Loan or (ii) the amount of the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve and minus (c) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.

“Borrower” and “Borrowers” are defined in the preamble hereof.

“Borrower’s Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding each Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibits D.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance or LIBOR Term Loan Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Georgia; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Georgia, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which any Borrower elects to continue, as the case may be, a (i) LIBOR Advance into another Revolving Loan Interest Period, and/or (ii) LIBOR Term Loan Advance into another Term Loan Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Borrower maintains a Securities Account or a Commodity Account, the applicable Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which any Borrower elects to convert, as the case may be, a (i) a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance or (ii) a Prime Rate Term Loan Advance to a LIBOR Term Loan Advance or a LIBOR Term Loan Advance to a Prime Rate Term Loan Advance.

“Convertible Notes” means those certain promissory notes made by Borrowers copies of which are attached hereto as Exhibit F.

“Credit Extension” is any Advance, Letter of Credit, Term Loan, or any other extension of credit by Bank for any Borrower’s benefit pursuant to any Loan Document.

“Current Liabilities” are all obligations and liabilities of the applicable Borrower to Bank that mature within one (1) year.

“Default Rate” is defined in Section 2.4(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrowers’ deposit account, account number [***], maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Amount” means with respect to any Advances or any Term Loan Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrowers’ business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective

Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Eligible Accounts shall not include:

(a)        Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)        Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)        Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing;

(d)        Accounts billed and payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e)        Accounts owing from an Account Debtor to the extent that the applicable Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by such Borrower in the ordinary course of its business;

(f)        Accounts for which the Account Debtor is any Borrower’s Affiliate, officer, employee, or agent;

(g)	Accounts with credit balances over ninety (90) days from invoice date;

(h)        Accounts owing from an Account Debtor, including Affiliates, whose total obligations to any Borrower exceed twenty-five (25%) of all Accounts, unless Bank approves in writing;

(i)        Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless the applicable Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended (the “Assignment of Claims Requirement”);

(j)        Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)        Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)        Accounts subject to contractual arrangements between any Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of such Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m)       Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of the applicable Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)        Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o)        Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, the applicable Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Borrower (sometimes called “bill and hold” accounts);

(p)	Accounts for which the Account Debtor has not been invoiced;

(q)        Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of the applicable Borrower’s business;

(r)        Accounts for which the applicable Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s)        Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by the applicable Borrower);

(t)        Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(u)        Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of any Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including 6D Comverge, Inc, Comverge Energy Management, Inc., Comverge Utah, Inc., Comverge Canada, Inc., Comverge Energy Partners, LTD, Public Electric, Inc. and PES NY, LLC.

“Guaranty Agreements” means all guaranty agreements executed by Guarantors in connection with the Obligations, including, without limitation, the guaranty agreements executed by 6D Comverge, Inc, Comverge Energy Management, Inc., Comverge Utah, Inc., Comverge Canada, Inc., Comverge Energy Partners, LTD, Public Electric, Inc. and PES NY, LLC dated as of the date hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Rate Determination Date” means each date for calculating LIBOR for purposes of determining the interest rate in respect of either a Revolving Loan Interest Period or Term Loan Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Revolving Loan Interest Period for a LIBOR Advance or the related Term Loan Interest Period for a LIBOR Term Loan Advance, as the case may be.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrowers’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreements” means collectively, those certain Intellectual Property Security Agreements executed and delivered by each Borrower to Bank dated as of the Effective Date.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“LIBOR” means, for any Interest Rate Determination Date with respect to a (i) Revolving Loan Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Revolving Loan Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance, or (ii) Term Loan Interest Period for any Term Loan Advance to be made continued as or converted into a LIBOR Term Loan Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Term Loan Interest Period for a period approximately equal to such Term Loan Interest Period and in an amount approximately equal to the amount of such Term Loan.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Advance Rate.

“LIBOR Advance Rate” means, for each Revolving Loan Interest Period in respect of a LIBOR Advance comprising part of the same Advance, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Revolving Loan Interest Period divided by one (1) minus the Reserve Requirement for such Revolving Loan Interest Period.

“LIBOR Rate Advance Margin” is equal to two hundred seventy-five (275) basis points.

“LIBOR Rate Term Loan Margin” is equal to three hundred (300) basis points.

“LIBOR Term Loan Advance” means a Term Loan Advance that bears interest based at the LIBOR Term Loan Rate.

“LIBOR Term Loan Rate” means, for each Term Loan Interest Period in respect of LIBOR Term Loan Advances comprising part of the same Term Loan Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Term Loan Interest Period divided by one (1) minus the Reserve Requirement for such Term Loan Interest Period.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Guaranty Agreement, each Pledge Agreement, any note, or notes executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Comverge, Enerwise or PES, or in the business operations, or condition (financial or otherwise) of the Borrowers taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that any Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Membership Pledge Agreements” means all membership pledge agreements executed by any Borrower in connection with the Obligations, including the membership pledge agreements executed by Giants, dated the Effective Date, pledging one hundred percent (100%) of membership interest in PES-NY.

“Minimum Cash Requirement” means (as it relates solely to the application and applicability of a Non-Formula Period, and in no way shall be interpreted to mean a financial covenant of the Borrowers under this Agreement) as of the end of each fiscal quarter during the following periods, Borrowers maintaining a minimum balance of unrestricted Cash and Cash Equivalents with Bank and Bank’s Affiliates of at least the following:

Period	Minimum Cash and Cash Equivalents
Beginning on the Effective Date and ending on June 30, 2009	$30,000,000
Beginning on July 1, 2009 and ending on September 30, 2009	$29,250,000
Beginning on October 1, 2009 and ending on December 31, 2009	$28,500,000

Beginning on January 1, 2010 and ending on March 30, 2010	$27,750,000
Beginning on April 1, 2010 and ending on June 30, 2010	$26,000,000
Beginning on July 1, 2010 and ending on September 30, 2010	$25,250,000
Beginning on October 1, 2010 and ending on December 31, 2010	$24,500,000
Beginning on January 1, 2011 and ending on March 31, 2011	$23,750,000
Beginning on April 1, 2011 and ending on June 30, 2011	$23,000,000
Beginning on July 1, 2011 and ending on September 30, 2011	$22,250,000
Beginning on October 1, 2011 and ending on December 31, 2011	$21,500,000

“Net Worth” shall be construed in accordance with GAAP.

“Non-Formula Period” is any period of time that Borrowers maintain Cash Equivalents with Bank or any of Bank’s Affiliates in an aggregate amount of not less than the Minimum Cash Requirement.

“Notice of Borrowing” means a notice given by Borrowers to Bank in accordance with Sections 3.2(a) and 3.2(b), substantially in the form of Exhibit B-1, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrowers to Bank in accordance with Sections 3.5.1(b) and 3.5.2(b), substantially in the form of Exhibit B-2, with appropriate insertions.

“Obligations” are each Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts any Borrower owes Bank now or later, whether under this Agreement or the Loan Documents, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of each Borrower assigned to Bank, and the performance of each Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” is defined in Section 3.7(c).

“Partnership Pledge Agreements” means all partnership pledge agreements executed by any Borrower in connection with the Obligations, including the partnership pledge agreement executed by Comverge, dated the Effective Date, pledging one hundred percent (100%) of partnership interest in Comverge Energy Partners, LTD.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)        purchases of capital stock from current or former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)	distributions or dividends consisting solely of Borrower’s capital stock;

(c)        purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)        purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)	purchases of capital stock pledged as collateral for loans to employees;

(f)        purchases of capital stock in connection with the exercise of stock options, restricted stock or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)        purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h)        the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)        Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)	Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c)	Subordinated Debt;

(d)        unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e)        Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)	Indebtedness secured by Permitted Liens;

(g)        Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h)        Indebtedness incurred after the Effective Date owed to AER in an amount not to exceed $1,000,000; and

(i)        extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)	Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)	Investments consisting of Cash Equivalents;

(c)        Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;

(d)        Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)	Investments accepted in connection with Transfers permitted by Section 7.1;

(f)        Investments of Subsidiaries in or to other Subsidiaries or any Borrower and Investments by any Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;

(g)        Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;

(h)        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of any Borrower in any Subsidiary;

(j)        Investments consisting of the transfer by any Borrower to AER of amounts which were owed to AER but paid by the applicable Account Debtor to such Borrower; and

(k)        Investments by Borrowers in AER not to exceed $1,000,000 in the aggregate during the term of this Agreement; provided that no Event of Default exists at the time any such Investment is made and no Event of Default would be caused by the making of any such Investment.

“Permitted Liens” are:

(a)        Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)        Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which such Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)        purchase money Liens (i) on Equipment acquired or held by Borrowers incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)        Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)        Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)        Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)        leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of such Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h)        non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(i)        Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)        Liens in favor of other financial institutions arising in connection with Borrowers’ deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts do not include reference to deposit accounts if Borrowers are not permitted to maintain such accounts with institutions other than Bank.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreements” means collectively, each Stock Pledge Agreements, the Membership Pledge Agreements and the Partnership Pledge Agreements.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Advance Margin” is equal to one quarter of one percent (.25%).

“Prime Rate Term Loan Advance” means a Term Loan Advance that bears interest based at the Prime Rate.

“Prime Rate Term Loan Margin” is equal to one half of one percent (.50%).

“Quick Assets” are, on any date, Borrowers’ consolidated, unrestricted cash and Cash Equivalents to the extent that each of the foregoing is maintained with Bank and Bank Affiliates plus, sixty-five percent (65%) of Borrowers’ Accounts (other than Accounts with account debtors that have not been invoiced or with respect to when the applicable goods or services have not yet been rendered to the Account Debtor).

“Quick Ratio” is a ratio of (i) Quick Assets to (ii) Current Liabilities, minus the current portion of Deferred Revenue plus, without duplication, the aggregate amount of the Obligations with maturities of greater than one (1) year and all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Repayment Period” is a period of time equal to sixty (60) consecutive months commencing on the Term Loan Conversion Date.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Revolving Loan Interest Period or Term Loan Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Revolving Loan Interest Period or Term Loan Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which either the LIBOR Advance Rate or LIBOR Term Loan Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances or Term Loan Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer and Controller of any Borrower.

“Revolving Loan” is an Advance or Advances in an amount not to exceed to Ten Million Dollars ($10,000,000).

“Revolving Loan Committed Amount” is an amount not to exceed the Revolving Loan, minus, the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).

“Revolving Loan Maturity Date” is November __, 2011.

“Revolving Loan Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Revolving Loan Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first (1st) day of each month (or, if the first (1st) day of the month does not fall on a Business Day, then on the first (1st) Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Revolving Loan Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3), months thereafter, in each case as Borrowers may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Revolving Loan Interest Period with respect to any LIBOR Advance shall end later than the Revolving Loan Maturity Date, (b) the last day of a Revolving Loan Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Revolving Loan Interest Period would otherwise end on a day that is not a Business Day, that Revolving Loan Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Revolving Loan Interest Period into another calendar month, in which event such Revolving Loan Interest Period shall end on the preceding Business Day, (d) any Revolving Loan Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Revolving Loan Interest Period) shall end on the last Business Day of the calendar month at the end of such Revolving Loan Interest Period, and (e) interest shall accrue from and include the first Business Day of a Revolving Loan Interest Period but exclude the last Business Day of such Revolving Loan Interest Period.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Stock Pledge Agreements” means all stock pledge agreements executed by any Borrower in connection with the Obligations, including without limitation, (a) the stock pledge agreement executed by Comverge, dated as of the Effective Date pledging one hundred percent (100%) of equity ownership interest in the outstanding capital stock of 6D Comverge, Inc, Comverge Energy Management, Inc., Comverge Utah, Inc., Comverge Canada, Inc., and (b) the stock pledge agreement executed by Giants, dated as of the Effective Date pledging one hundred percent (100%) of equity ownership interest in the outstanding capital stock of Public Electric, Inc.

“Subordinated Debt” is indebtedness incurred by any Borrower subordinated to all of Borrowers’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person (other than AER) of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person. For avoidance of doubt, neither AER nor any of its subsidiaries is a Subsidiary for purposes of this Agreement.

“Tangible Net Worth” is, on any date, the consolidated Net Worth minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers, and (iv) reserves not already deducted.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.3.

“Term Loan Advance” is defined in Section 2.1.3(a).

“Term Loan Amount” is an amount equal to Fifteen Million Dollars ($15,000,000).

“Term Loan Commitment Termination Date” is March 31, 2009.

“Term Loan Conversion Date” is April 1, 2009.

“Term Loan Interest Payment Date” means, with respect to any LIBOR Term Loan Advance, the last day of each Term Loan Interest Period applicable to such LIBOR Term Loan Advance and, with respect to Prime Rate Term Loan Advances, the first (1st) day of each month (or, if the first (1st) day of the month does not fall on a Business Day, then on the first (1st) Business Day following such date), and each date a Prime Rate Term Loan Advance is converted into a LIBOR Term Loan Advance to the extent of the amount converted to a LIBOR Term Loan Advance.

“Term Loan Interest Period” means, as to any LIBOR Term Loan Advance, the period commencing on the date of such LIBOR Term Loan Advance, or on the conversion/continuation date on which the LIBOR Term Loan Advance is converted into or continued as a LIBOR Term Loan Advance, and ending on the date that is three (3), months thereafter; provided, however, that (a) no Term Loan Interest Period with respect to any LIBOR Term Loan Advance shall end later than the Term Loan Maturity Date, (b) the last day of a Term Loan Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Term Loan Interest Period would otherwise end on a day that is not a Business Day, that Term Loan Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Term Loan Advance, the result of such extension would be to carry such Term Loan Interest Period into another calendar month, in which event such Term Loan Interest Period shall end on the preceding Business Day, (d) any Term Loan Interest Period pertaining to a LIBOR Term Loan Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Term Loan Interest Period) shall end on the last Business Day of the calendar month at the end of such Term Loan Interest Period, and (e) interest shall accrue from and include the first Business Day of a Term Loan Interest Period but exclude the last Business Day of such Term Loan Interest Period.

“Term Loan Maturity Date” is December 31, 2013.

“Term Loan Payment” is defined in Section 2.1.3(b)

“Term Loan Termination Fee” is an amount equal to (a) two percent (2%) of the amount prepaid of the Term Loan if such prepayment is received by Bank prior to the one year anniversary of the Effective Date; (b) one percent (1.0%) of the amount prepaid of the Term Loan if such prepayment is received by Bank on or after the one year anniversary of the Effective Date and prior to the two year anniversary of the Effective Date; and (c) zero percent (0%) of the amount prepaid of the Term Loan if such prepayment is received on or after the second year anniversary of the Effective Date.

“Transfer” is defined in Section 7.1.

“Unused Revolving Loan Facility Fee” is defined in Section 2.5(c).

[Signature page follows.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

COMVERGE, INC.

By /s/ Michael Picchi

Name: Michael Picchi

Title:	EVP-CFO

ENERWISE GLOBAL TECHNOLOGIES, INC.

By /s/ Michael Picchi

Name: Michael Picchi

Title:	Treasurer

COMVERGE GIANTS, INC.

By /s/ Michael Picchi

Name: Michael Picchi

Title:	Treasurer

PUBLIC ENERGY SOLUTIONS, LLC

By /s/ Michael Picchi

Name: Michael Picchi

Title:	Treasurer

PUBLIC ENERGY SOLUTIONS NY, LLC

By /s/ Michael Picchi

Name: Michael Picchi

Title:	Treasurer

CLEAN POWER MARKETS, INC.

By /s/ Michael Picchi

Name: Michael Picchi

Title:	Treasurer

BANK:

SILICON VALLEY BANK

By /s/ Andrew A. Rico

Name: Andrew A. Rico

Title: Senior Vice President

Effective Date: November 6, 2008

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

1

Exhibit B-1

FORM OF NOTICE OF BORROWING

Comverge, Inc.,

Enerwise Global Technologies, Inc.,

Comverge Giants, Inc.,

Public Energy Solutions, LLC,

Public Energy Solutions NY, LLC and

Clean Power Markets, Inc.

Date: ____________

To:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, California 95054

Attention: Corporate Services Department

Re:

Loan and Security Agreement dated as of October ____, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Comverge, Inc., Enerwise Global Technologies, Inc., Comverge Giants, Inc., Public Energy Solutions, LLC, Public Energy Solutions NY, LLC and Clean Power Markets, Inc. (individually and collectively, “Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance and/or Term Loan Advance.

Advances:

1.         The Funding Date of the Advance, which shall be a Business Day, of the requested borrowing is _________________.

2.	The aggregate amount of the requested Advance is $ __________.

3.         The requested Advance shall consist of $____________ of Prime Rate Advances and $________ of LIBOR Advances.

4.         The duration of the Revolving Loan Interest Period for the LIBOR Advances included in the requested Advance shall be _________ months.

Term Loan Advances:

1.         The Funding Date of the Term Loan Advance, which shall be a Business Day, of the requested borrowing is _______________.

2.	The aggregate amount of the requested Term Loan Advance is $ _________.

3.         The requested Term Loan Advance shall consist of $ of Prime Rate Term Loan Advances and $__________ of LIBOR Term Loan Advances.

4.         The duration of the Term Loan Interest Period for the LIBOR Term Loan Advances included in the requested Advance shall be ____________ months.

2

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance and/or Term Loan Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)        all representations and warranties of Borrowers contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)        no Event of Default has occurred and is continuing, or would result from such proposed Advance and/or Term Loan Advance;

(c)        the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) during a Non-Formula Period, the Revolving Loan Committed Amount and (ii) at all other times, the Availability Amount; and

(d)	the requested Term Loan Advance will not exceed the Term Loan Amount.

[Signatures Appear on Following Page]

3

BORROWERS:

COMVERGE, INC.

By ___________________________________

Name:

Title:

ENERWISE GLOBAL TECHNOLOGIES, INC.

By ___________________________________

Name:

Title:

COMVERGE GIANTS, INC.

By ___________________________________

Name:

Title:

PUBLIC ENERGY SOLUTIONS, LLC

By ___________________________________

Name:

Title:

PUBLIC ENERGY SOLUTIONS NY, LLC

By ___________________________________

Name:

Title:

CLEAN POWER MARKETS, INC.

By ___________________________________

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

1

Exhibit B-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

Comverge, Inc.,

Enerwise Global Technologies, Inc.,

Comverge Giants, Inc.,

Public Energy Solutions, LLC,

Public Energy Solutions NY, LLC and

Clean Power Markets, Inc.

Date: ____________

To:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, California 95054

Attention: Corporate Services Department

Re:

Loan and Security Agreement dated as of October ____, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Comverge, Inc., Enerwise Global Technologies, Inc., Comverge Giants, Inc., Public Energy Solutions, LLC, Public Energy Solutions NY, LLC and Clean Power Markets, Inc. (individually and collectively, “Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the conversion / continuation of the Advances and/or Term Loan Advances specified herein, that:

Advances:

1.	The date of the conversion / continuation of the Advances are ____________, 20____.

2.         The aggregate amount of the proposed Advances to be converted is $__________ or continued is $______________.

3.	The Advances are to be converted into / continued as / LIBOR Advances / Prime Rate Advances.

4.         The duration of the Revolving Loan Interest Period for the LIBOR Advances included in the conversion / continuation shall be ____________ months.

Term Loan Advances:

1.	The date of the conversion / continuation of the Term Loan Advances are __________, 20____.

2.         The aggregate amount of the proposed Term Loan Advances to be converted is $____________ or continued is $____________.

3.         The Term Loan Advances are to be converted into / continued as / LIBOR Term Loan Advances / Prime Rate Term Loan Advances.

4.         The duration of the Term Loan Interest Period for the LIBOR Term Loan Advances included in the conversion / continuation shall be ______________ months.

1

The undersigned, on behalf of Borrowers, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed conversion / continuation, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)        all representations and warranties of Borrowers stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b)        no Event of Default has occurred and is continuing, or would result from such proposed conversion / continuation.

[Signatures Appear on Following Page]

2

BORROWERS:

COMVERGE, INC.

By ___________________________________

Name:

Title:

ENERWISE GLOBAL TECHNOLOGIES, INC.

By ___________________________________

Name:

Title:

COMVERGE GIANTS, INC.

By ___________________________________

Name:

Title:

PUBLIC ENERGY SOLUTIONS, LLC

By ___________________________________

Name:

Title:

PUBLIC ENERGY SOLUTIONS NY, LLC

By ___________________________________

Name:

Title:

CLEAN POWER MARKETS, INC.

By ___________________________________

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrowers: Comverge, Inc., Enerwise Global Technologies, Inc., Comverge Giants, Inc., Public Energy Solutions, LLC, Public Energy Solutions NY, LLC and Clean Power Markets, Inc.

Lender:	Silicon Valley Bank
Commitment Amount:	$10,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable (invoiced) Book Value as of ____________________	$_______________
2. Additions (please explain on reverse)	$_______________
3. TOTAL ACCOUNTS RECEIVABLE	$_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Un-invoiced Accounts	$_______________
5. Amounts over 90 days due	$_______________
6. Balance of 50% over 90 day accounts	$_______________
7. Credit balances over 90 days	$_______________
8. Concentration Limits	$_______________
9. Foreign Accounts	$_______________
10. Governmental Accounts (excluding Governmental Accounts with Assignment of Claims)	$_______________
11. Contra Accounts	$_______________
12. Promotion or Demo Accounts	$_______________
13. Intercompany/Employee Accounts	$_______________
14. Disputed Accounts	$_______________
15. Deferred Revenue	$_______________
16. Other (please explain on reverse)	$_______________
17. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$_______________
18. Eligible Accounts (#3 minus #17)	$_______________
19. ELIGIBLE AMOUNT OF ACCOUNTS (80% of #18)	$_______________

BALANCES
20. Revolving Loan	$10,000,000
21. Total Funds Available (lesser of #20 or #19)	$_______________
22. Present balance owing on Line of Credit	$_______________
23. Outstanding under Sublimits	$_______________
24. RESERVE POSITION (#21 minus #22 and #23)	$_______________

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: By: ___________________________ Authorized Signer Date:

BANK USE ONLY

Received by: _____________________

AUTHORIZED SIGNER

Date: __________________________

Verified: ________________________

AUTHORIZED SIGNER

Date: ___________________________

Compliance Status:            Yes        No

1

EXHIBIT D

BORROWING RESOLUTIONS

SVB > SILICON VALLEY BANK

A Member of SVB Financial Group

CORPORATE BORROWING CERTIFICATE

BORROWER _________________________________	DATE:_________________, 2008
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of __________________________.

[print name of state]

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
□
□
□
□

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

2

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the ___________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as

[print title]

of the date set forth above.

By: ____________________________________

Name: __________________________________

Title: ____________________________________

1

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date: _________________

FROM:	COMVERGE, INC.,

ENERWISE GLOBAL TECHNOLOGIES, INC.,

COMVERGE GIANTS, INC.

PUBLIC ENERGY SOLUTIONS, LLC

PUBLIC ENERGY SOLUTIONS NY, LLC

CLEAN POWER MARKETS, INC.

The undersigned authorized officers of Comverge, Inc., Enerwise Global Technologies, Inc., Comverge Giants, Inc., Public Energy Solutions, LLC, Public Energy Solutions NY, LLC and Clean Power Markets, Inc. (collectively, the “Borrowers”) certify that under the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (1) Each Borrower is in complete compliance for the period ending _________________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Each Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against any Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 90 days	Yes No
Quarterly financial statement	Within 45 days of fiscal quarter end	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate, A/R & A/P Agings	Monthly within 30 days only required during Non-Formula Period	Yes No

Non-Formula Calculation	Required	Complies
Non-Formula Period:
Minimum Cash and Cash Equivalents Requirement	$30,000,000 Effective Date through and including the quarter ending June 30, 2009	Yes No

2

$29,250,000 quarter ending June 30, 2009 through and including September 30, 2009	Yes No
$28,500,000 quarter ending September 30, 2009 through and including December 31, 2009	Yes No
$27,750,000 quarter ending December 31, 2009 through and including March 31, 2010	Yes No
$26,000,000 quarter ending March 31, 2010 through and including June 30, 2010	Yes No
$25,250,000 quarter ending June 30, 2010 through and including September 30, 2010	Yes No
$24,500,000 quarter ending September 30, 2010 through and including December 31, 2010	Yes No
$23,750,000 quarter ending December 31, 2010 through and including March 31, 2011	Yes No
$23,000,000 quarter ending March 31, 2011 through and including June 30, 2011	Yes No
$22,250,000 quarter ending June 30, 2011 through and including September 30, 2011	Yes No
$21,500,000 quarter ending September 30, 2011 through and including December 31, 2011	Yes No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Tangible Net Worth:	$35,000,000 for quarter ending December 31, 2008		Yes No
	$25,000,000 for quarter ending March 31, 2009		Yes No
	$25,000,000 for quarter ending June 30, 2009		Yes No
	$25,000,000 for quarter ending September 30, 2009		Yes No
	$25,000,000 for quarter ending December 31, 2009		Yes No

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	$27,000,000 for quarter ending March 31, 2010 and each quarter thereafter		Yes No
Maintain on a Monthly Basis:
Minimum Quick Ratio (on a monthly basis)	1.15:1.0	_____:1.0	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

By:______________________________

Name: ___________________________

Title: ____________________________

By:______________________________

Name: ___________________________

Title: ____________________________

BANK USE ONLY

Received by: _____________________

AUTHORIZED SIGNER

Date:   _________________________

Verified: ________________________

AUTHORIZED SIGNER

Date:   _________________________

Compliance Status:         Yes No

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Schedule 1 to Compliance Certificate

Financial Covenants of Borrowers

Dated: _________________________

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I.	Quick Ratio (Section 6.7(a))
Required:	1.15:1.00

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrowers held at Bank and Bank’s Affiliates	$_____
B.	Aggregate value of sixty-five percent (65%) of Borrowers’ Accounts	$_____
C.	Quick Assets (the sum of lines A and B)	$_____
D.	All obligations and liabilities of the applicable Borrower to Bank that mature within one (1) year minus, the current portion of Deferred Revenue	$_____
E.	The aggregate amount of Borrowers’ Obligations to Bank that have a maturity of greater than one (1) year	$_____
F.	The aggregate amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)	$_____
G.	Line D plus line E and F	$_____
H.	Quick Ratio (line C divided by line G)	____:1.00

Is line H equal to or greater than 1.15:1:00?

_________ No, not in compliance	__________ Yes, in compliance
II.	Tangible Net Worth (Section 6.7(b)

Required:

Period	Minimum Tangible Net Worth
Quarter ending December 31, 2008	$35,000,000 plus the Applicable Equity Proceeds

3

Quarter ending March 31, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending June 30, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending September 30, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending December 31, 2009	$25,000,000 plus the Applicable Equity Proceeds
Quarter ending March 31, 2010 and each quarter thereafter	$27,000,000 plus the Applicable Equity Proceeds

A.	Actual Tangible Net Worth for such reporting period	$_____________

Is line A equal to or greater than the required minimum amount for such period set forth above.

______ No, not in compliance	________ Yes, in compliance

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EXHIBIT F

Convertible Notes

(see attached)

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